Exhibit 23.3
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Digital Media Solutions, Inc. on Form S-8 of our report dated April 28, 2020, with respect to our audits of the financial statements of W4 LLC as of June 28, 2018 and for the six months then ended, and as of December 31, 2017 and for the year then ended, incorporated by reference in Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2020.

/s/ Marcum llp

Marcum llp
Costa Mesa, CA
September 22, 2020